AGREEMENT AND PLAN OF REORGANIZATION

      THIS AGREEMENT AND PLAN OF REORGANIZATION (this "Agreement") is made as of December 11, 2013, by and among Hennessy Funds Trust, a Delaware statutory trust ("Hennessy Funds Trust"), on behalf of its series the Hennessy Cornerstone Growth Fund, the Hennessy Cornerstone Mid Cap 30 Fund, the Hennessy Cornerstone Value Fund, the Hennessy Total Return Fund, the Hennessy Balanced Fund, the Hennessy Japan Fund and the Hennessy Japan Small Cap Fund (each a "New Fund" and, collectively, the "New Funds"), each of which will be a successor to the corresponding series of the same name of Hennessy Mutual Funds, Inc. (the Hennessy Cornerstone Growth Fund, the Hennessy Cornerstone Mid Cap 30 Fund and the Hennessy Cornerstone Value Fund), The Hennessy Funds, Inc. (the Hennessy Total Return Fund and the Hennessy Balanced Fund) and Hennessy SPARX Funds Trust (the Hennessy Japan Fund and the Hennessy Japan Small Cap Fund) (each a "Predecessor Fund" and, collectively, the "Predecessor Funds").  Hennessy Mutual Funds, Inc., The Hennessy Funds, Inc. and Hennessy SPARX Funds Trust are referred to collectively as the "Predecessor Companies," and each a "Predecessor Company."
RECITALS

      WHEREAS, each of Hennessy Funds Trust and the Predecessor Companies are registered under the Investment Company Act of 1940, as amended (the "1940 Act"), as an open-end management investment company;
      WHEREAS, each of the Predecessor Funds has Investor Class shares and the Hennessy Cornerstone Growth Fund, the Hennessy Cornerstone Mid Cap 30 Fund, the Hennessy Cornerstone Value Fund and the Hennessy Japan Fund also have Institutional Class shares (collectively, "Predecessor Fund Shares," and references herein to Predecessor Fund Shares shall include Investor Class shares and Institutional Class shares, as applicable);
      WHEREAS, each of the New Funds has Investor Class shares and the Hennessy Cornerstone Growth Fund, the Hennessy Cornerstone Mid Cap 30 Fund, the Hennessy Cornerstone Value Fund and the Hennessy Japan Fund also have Institutional Class shares (collectively, "New Fund Shares," and references herein to New Fund Shares shall include Investor Class shares and Institutional Class shares, as applicable);
      WHEREAS, Hennessy Funds Trust and the Predecessor Companies desire to provide for the reorganization of each of the Predecessor Funds through the acquisition by the corresponding New Fund of substantially all of the assets of the Predecessor Fund in exchange for New Fund Shares in the manner set forth herein and the New Fund's assumption of all of the liabilities of the Predecessor Fund; and
      WHEREAS, it is intended that the reorganization described in this Agreement shall be a reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the "Code").
AGREEMENT
      NOW, THEREFORE, in consideration of the mutual promises herein contained, the parties hereto agree as follows:
1.  Definitions.

 1.1  The term "1933 Act" shall mean the Securities Act of 1933, as amended.

 1.2  The term "1934 Act" shall mean the Securities Exchange Act of 1934, as amended.

 1.3  The term "Agreement" shall mean this Agreement and Plan of Reorganization.

      1.4  The term "Assumed Liabilities" shall mean all liabilities, expenses, costs, charges and payables of the applicable Predecessor Fund as of the Close of Trading on the NYSE on the Valuation Date.

      1.5  The term "Business Day" shall mean any day that is not a Saturday or Sunday and that the NYSE is open.

      1.6  The term "Close of Trading on the NYSE" shall mean the close of regular trading on the NYSE, which is usually 4:00 p.m. Eastern time.

      1.7  The term "Closing" shall mean the closing of the transaction contemplated by this Agreement.

      1.8  The term "Closing Date" shall mean the first Friday following receipt of all necessary regulatory approvals or such other date as may be agreed by the parties on which the Closing is to take place.

      1.9  The term "Commission" shall mean the Securities and Exchange Commission.

      1.10  The term "Custodian" shall mean U.S. Bank National Association.

      1.11  The term "Delivery Date" shall mean the date contemplated by Section 3.3 of this Agreement.

      1.12  The term "New Fund Form N-1A Registration Statement" shall mean, collectively, the registration statement, as amended, on Form N-1A of Hennessy Funds Trust with respect to the New Funds in effect on the Closing Date.

      1.13  The term "Form N-1A Registration Statement" shall mean, collectively, the registration statement, as amended, on Form N-1A of each Predecessor Company with respect to the Predecessor Funds in effect on the date hereof or on the Closing Date, as the context may require.

      1.14  The term "NYSE" shall mean the New York Stock Exchange.

      1.15  The term "Valuation Date" shall mean the day of the Closing Date.

2.  Transfer and Exchange of Assets.

 2.1  Reorganization of Predecessor Funds.   At the Closing, the Predecessor Companies shall transfer all of the assets of the Predecessor Funds and assign all Assumed Liabilities to the corresponding New Funds, and the New Funds shall acquire such assets and shall assume such Assumed Liabilities upon delivery by the New Funds to the Predecessor Funds on the Closing Date of Investor Class New Fund Shares and, as applicable, Institutional Class New Fund Shares (including, if applicable, fractional shares) having an aggregate net asset value equal to the value of the assets so transferred, assigned and delivered, less the Assumed Liabilities, all determined and adjusted as provided in Section 2.2. Upon delivery of the assets, the New Funds will receive good and marketable title thereto free and clear of all liens.

 2.2  Computation of Net Asset Value.  The net asset value per share of the New Fund Shares and the net value of the assets of the Predecessor Funds subject to this Agreement shall, in each case, be determined as of the Close of Trading on the NYSE on the Valuation Date, after the declaration and payment of any dividend on that date.  The net asset value of the New Fund Shares shall be computed in the manner set forth in the Form N-1A Registration Statement.

 In determining the value of the assets transferred by the Predecessor Funds to the New Funds, such assets shall be priced in accordance with the policies and procedures described in the Form N-1A Registration Statement.

3.  Closing Date, Valuation Date and Delivery.

 3.1  Closing Date.  The Closing shall be at the offices of Hennessy Advisors, Inc. immediately after the close of business on the Closing Date.

 3.2  Valuation Date.  Pursuant to Section 2.2, the net value of the assets of each Predecessor Fund and the net asset value per share of the corresponding New Fund shall be determined as of the Close of Trading on the NYSE on the Valuation Date, after the declaration and payment of any dividend on that date.  The stock transfer books of Predecessor Companies with respect to the Predecessor Funds will be permanently closed, and sales of the Predecessor Fund Shares shall be suspended, as of the close of business of the Predecessor Companies on the Valuation Date.  Redemption requests thereafter received by the Predecessor Companies with respect to the Predecessor Funds shall be deemed to be redemption requests for the corresponding New Fund Shares to be distributed to shareholders of the Predecessor Funds under this Agreement provided that the transactions contemplated by this Agreement are consummated.
 In the event that trading on the NYSE or on another exchange or market on which securities held by the Predecessor Funds are traded shall be disrupted on the Valuation Date so that accurate appraisal of the net assets of the Predecessor Funds to be transferred hereunder or the assets of New Funds is impracticable, the Valuation Date shall be postponed until the first Business Day after the day on which trading on such exchange or in such market shall have been resumed without disruption.  In such event, the Closing Date shall be postponed until one Business Day after the Valuation Date.

      3.3  Delivery of Assets.  After the close of business on the Valuation Date, the Predecessor Companies shall issue instructions providing for the delivery of all assets of the Predecessor Funds to the Custodian to be held for the account of the New Funds, effective as of the Closing.

4. Predecessor Funds Distributions and Termination.
      As soon as reasonably practicable after the Closing Date, the Predecessor Companies shall pay or make provisions for the payment of all of the debts and taxes of the Predecessor Funds and distribute all remaining assets, if any, to shareholders of the Predecessor Funds, and the Predecessor Funds shall thereafter be terminated under applicable state law.
      At, or as soon as may be practicable following the Closing Date, the Predecessor Companies on behalf of the Predecessor Funds shall distribute the Investor Class Predecessor Fund Shares and, if applicable, Institutional Class Predecessor Fund Shares it received from the New Funds to the shareholders of the corresponding Predecessor Funds and shall instruct Hennessy Funds Trust as to the amount of the pro rata interest of each of the Predecessor Funds' shareholders as of the close of business on the Valuation Date (such shareholders to be certified as such by the transfer agent for the Predecessor Companies), to be registered on the books of Hennessy Funds Trust, in full and fractional New Fund Shares, in the name of each such shareholder, and the New Funds agree promptly to transfer the New Fund Shares then credited to the account of the Predecessor Funds on the books of the New Funds to open accounts on the share records of the New Funds in the names of the Predecessor Funds' shareholders in accordance with said instruction.  Each Predecessor Fund shareholder shall receive shares of the corresponding class of New Fund to the class of Predecessor Fund held by such shareholder.  All issued and outstanding Predecessor Fund Shares shall thereupon be canceled on the books of the Predecessor Funds.
      Hennessy Funds Trust shall have no obligation to inquire as to the correctness of any such instruction, but shall, in each case, assume that such instruction is valid, proper and correct.  As soon as reasonably practicable, but in all events within six months after the Closing Date, the status of the Predecessor Funds as designated series of shares of the Predecessor Companies shall be terminated, provided, however, that such termination shall not be required if this reorganization is not consummated.
5.  Liabilities and Expenses.

      The New Funds shall acquire all liabilities of the Predecessor Funds, whether known or unknown, or contingent or determined.  The Predecessor Companies will discharge all known liabilities of the Predecessor Funds, so far as may be possible, prior to the Closing Date.  The Predecessor Funds and the New Funds shall bear their respective expenses, in connection with carrying out this Agreement.
6.  Predecessor Companies' Representations and Warranties.
      The Predecessor Companies, on behalf of the Predecessor Funds, hereby represent, warrant and agree as follows:
      6.1  Legal Existence.  Each Predecessor Company is duly organized and validly existing under the laws of its organization.  Each Predecessor Fund is a validly existing series of the applicable Predecessor Company.  Predecessor Fund Shares are validly issued and outstanding.
      6.2  Registration under 1940 Act.  Each Predecessor Company is duly registered as an open-end management investment company under the 1940 Act and such registration is in full force and effect.
      6.3  Financial Statements.  The statement of assets and liabilities and the schedule of portfolio investments and the related statements of operations and changes in net assets of each Predecessor Fund dated April 30, 2013 fairly present the financial condition of such Predecessor Fund as of said date in conformity with accounting principles generally accepted in the United States of America and there have been no material adverse changes since the dates thereof.
      6.4  No Contingent Liabilities.  There are no known contingent liabilities of any Predecessor Fund not disclosed and there are no legal, administrative or other proceedings pending, or to the knowledge of the Predecessor Companies threatened, against any Predecessor Fund that would materially affect its financial condition.
      6.5  Requisite Approvals.  The execution and delivery of this Agreement and the consummation of the transactions contemplated herein, have been authorized by the Board of Directors/Trustees of the Predecessor Companies by vote taken at a meeting of such Board duly called and held on December 11, 2013.  No approval of the shareholders of any Predecessor Fund is required in connection with this Agreement or the transactions contemplated hereby.   The Agreement has been executed and delivered by a duly authorized officer of the Predecessor Funds and is a valid and legally binding obligation of the Predecessor Funds enforceable in accordance with its terms.
      6.6  No Material Violations.  The Predecessor Companies are not, and the execution, delivery and performance of this Agreement will not result, in a material violation of any provision of their charter documents, as each may be amended, or of any agreement, indenture, instrument, contract, lease or other undertaking to which the Predecessor Companies are a party or by which they are bound.
      6.7  Taxes and Related Filings.  Except where failure to do so would not have a material adverse effect on the Predecessor Funds (i) the Predecessor Funds have not filed or will file (or have obtained valid extensions of filing dates for) all required federal, state and local tax returns and reports for all taxable years through the taxable year ended October 31, 2013 and no such filings are currently being audited or contested by the Internal Revenue Service or state or local taxing authority; and (ii) all federal, state and local income, franchise, property, sales, employment or other taxes or penalties payable pursuant to such returns have been paid or will be paid, so far as due.  Each of the Predecessor Funds has elected to be treated as a "regulated investment company" under Section 851 and 852 of the Code, has qualified as such for each taxable year of its operations and will qualify as such as of the Closing Date.
 6.8  Form N-1A Registration Statement Not Misleading.  The Form N-1A Registration Statement conforms on the date of the Agreement, and will conform on the Closing Date, in all material respects to the applicable requirements of the 1933 Act and the 1940 Act and the rules and regulations of the Commission thereunder and does not include any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not materially misleading.
7.  Hennessy Funds Trust's Representations and Warranties.
      Hennessy Funds Trust, on behalf of the New Funds, hereby represents, warrants and agrees as follows:
      7.1  Legal Existence.  Hennessy Funds Trust is a statutory trust duly organized and validly existing under the laws of Delaware.  Each New Fund is (or will be after their establishment) a validly existing series of Hennessy Funds Trust.  Hennessy Funds Trust is authorized to issue an unlimited number of interests of each New Fund.
      7.2  Registration under 1940 Act.  Hennessy Funds Trust is duly registered as an open-end management investment company under the 1940 Act and such registration is in full force and effect.
      7.3  Power and Authority.  The New Funds have power (or will have power after their establishment) to own all of their properties and assets and to carry out their obligations under this Agreement.
      7.5  Requisite Approvals.  The execution and delivery of this Agreement and the consummation of the transactions contemplated herein, have been authorized by the Board of Trustees of Hennessy Funds Trust by vote taken at a meeting of such Board duly called and held on December 11, 2013.  No approval of the shareholders of the New Funds is required in connection with this Agreement or the transactions contemplated hereby.  The Agreement has been executed and delivered by a duly authorized officer of the New Funds and is a valid and legally binding obligation of the New Funds enforceable in accordance with its terms.
      7.6  No Material Violations.  Hennessy Funds Trust is not, and the execution, delivery and performance of this Agreement will not result, in a material violation of any provision of its charter documents, as each may be amended, or of any agreement, indenture, instrument, contract, lease or other undertaking to which Hennessy Funds Trust is a party or by which it is bound.
      7.7  Form N-1A Registration Statement Not Misleading.  The New Fund Form N-1A Registration Statement conforms on the date of the Agreement, and will conform on the Closing Date, in all material respects to the applicable requirements of the 1933 Act and the 1940 Act and the rules and regulations of the Commission thereunder and does not include any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not materially misleading.
      7.8  Formation of New Funds.  The New Funds were established by the Trustees of the Hennessy Funds Trust in order to effect the transactions described in this Agreement.  It being understood that each New Fund was formed solely for the purpose of consummating the reorganization with its corresponding Predecessor Fund, each New Fund will not hold more than a nominal amount of assets necessary to facilitate its organization and will not carry on any business activities (other than such activities as are customary to the organization of a new series of a registered investment company prior to its commencement of investment operations) between the date hereof and the Closing Date.
      7.9  No Shares of Beneficial Interest.  As of the Closing Date, the New Funds will have no shares of beneficial interest issued and outstanding prior to the consummation of the reorganizations.  On and after the Closing Date, the authorized capital of the New Funds will consist of an unlimited number of shares of beneficial interest, no par value per share.  The New Fund Shares to be issued to the Predecessor Funds pursuant to this Agreement will have been duly authorized and, when issued and delivered pursuant to this Agreement, will be legally and validly issued and will be fully paid and, except as set forth in the New Funds Form N-1A Registration Statement, non-assessable by the New Funds, and no shareholder of the New Funds will have any preemptive right of subscription or purchase in respect thereof.  Further, the issuance of such New Fund Shares will be in compliance with all applicable federal and state securities laws, including blue sky laws.
      7.10  No Taxes.  As of the Closing Date, no federal, state or other tax returns of the New Funds will have been required by law to be filed and no federal, state or other taxes will be due by the New Funds; the New Funds will not have been required to pay any assessments; and the New Funds will not have any tax liabilities.  Consequently, as of the Closing Date, the New Funds will not have any tax deficiency or liability asserted against them or question with respect thereto raised, and the New Funds will not be under audit by the Internal Revenue Service or by any state or local tax authority for taxes in excess of those already paid.
      7.11  Taxation as Regulated Investment Company.  Each New Fund intends to meet the requirements of Subchapter M of the Code for qualification and treatment as a "regulated investment company" within the meaning of Section 851 et seq. of the Code in respect of each taxable year, and will not take any action inconsistent with meeting such requirements at any time through the Closing Date.  Upon filing its first income tax return at the completion of its first taxable year, each New Fund will elect to be taxed as a "regulated investment company" under Section 851 of the Code.  The New Funds intend to comply in all material respects with applicable regulations of the Internal Revenue Service pertaining to the reporting of dividends and other distributions on and redemptions of its shares of beneficial interest and to withholding in respect of dividends and other distributions to shareholders and to avoid any potential material penalties that could be imposed thereunder.
8.  Conditions Precedent to Closing.
      The obligations of the parties hereto shall be conditioned on the following:
      8.1  Representations and Warranties.  The representations and warranties of the parties made herein will be true and correct as of the date of this Agreement and on the Closing Date.
      8.2  Pending or Threatened Proceedings.  On the Closing Date, no action, suit or other proceeding shall be threatened or pending before any court or governmental agency in which it is sought to restrain or prohibit, or obtain damages or other relief in connection with, this Agreement or the transactions contemplated herein.
      8.3  Registration Statement.  The New Fund Form N-1A Registration Statement shall have become effective under the 1933 Act; no stop orders suspending the effectiveness of the New Fund Form N-1A Registration Statement shall have been issued; and, to the best knowledge of the parties hereto, no investigation or proceeding for that purpose shall have been instituted or be pending, threatened or contemplated under the 1933 Act.
      8.4  State Securities Laws.  The parties shall have received all permits and other authorizations necessary under state securities laws to consummate the transactions contemplated herein.
      8.6  Performance of Covenants.  Each party shall have performed and complied in all material respects with each of the agreements and covenants required by this Agreement to be performed or complied with by each such party prior to or at the Valuation Date and the Closing Date.
      8.8  No Material Adverse Change.  From the date of this Agreement, through the Closing Date, there shall not have been:
       (1)  any change in the business, results of operations, assets or financial condition or the manner of conducting the business of any of the Predecessor Funds (other than changes in the ordinary course of its business, including, without limitation, dividends and distributions in the ordinary course and changes in the net asset value per share) which has had a material adverse effect on such business, results of operations, assets or financial condition, except in all instances as set forth in the financial statements;
  (2)  any loss (whether or not covered by insurance) suffered by any of the Predecessor Funds materially and adversely affecting the Predecessor Fund, other than depreciation of securities; or

  (3)  any amendment to the charter documents of the Predecessor Companies or Hennessy Funds Trust that will adversely affect the ability of the Predecessor Companies or Hennessy Funds Trust to comply with the terms of this Agreement.

      8.9  Lawful Sale of Shares.  On the Closing Date, the New Fund Shares to be issued pursuant to Section 2.1 of this Agreement will be duly authorized, duly and validly issued and outstanding, and fully paid and non-assessable by Hennessy Funds Trust, and conform in all substantial respects to the description thereof contained in the New Fund Registration Statement on Form N-1A, and will be offered and sold in compliance with all applicable state securities laws.
      8.10  Documentation and Other Actions.  Hennessy Funds Trust and the Predecessor Companies shall have executed such documents and shall have taken such other actions, if any, as reasonable requested to fully effectuate the transactions contemplated hereby.
9.  Addresses.

      All notices required or permitted to be given under this Agreement shall be given in writing to Hennessy Advisors, Inc., attention corporate secretary, or at such other place as shall be specified in written notice.
10.  Termination.
      This Agreement may be terminated by either party upon the giving of written notice to the other, if any of the representations, warranties or conditions specified in Section 6, 7 or 8 hereof have not been performed or do not exist on or before February 28, 2014.  In the event of termination of this Agreement pursuant to this provision, neither party (nor its officers, Trustees/Directors or shareholders) shall have any liability to the other.
11.  Miscellaneous.

      This Agreement shall be governed by, construed and enforced in accordance with the laws of the Delaware.  Hennessy Funds Trust and the Predecessor Companies represent that there are no brokers or finders entitled to receive any payments in connection with the transactions provided for herein.  Hennessy Funds Trust and the Predecessor Companies represent that this Agreement constitutes the entire agreement between the parties as to the subject matter hereof.  The representations, warranties and covenants contained in this Agreement or in any document delivered pursuant hereto or in connection herewith shall not survive the consummation of the transactions contemplated hereunder.  The Section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  This Agreement shall be executed in any number of counterparts, each of which shall be deemed an original.  Whenever used herein, the use of any gender shall include all genders.  In the event that any provision of this Agreement is unenforceable at law or in equity, the remainder of the Agreement shall remain in full force and effect.
12.  Amendments.
      At any time (i) the parties hereto may, by written agreement and without shareholder approval, amend any of the provisions of this Agreement, and (ii) either party may waive without such approval any default by the other party or the failure to satisfy any of the conditions to its obligations (such waiver to be in writing).  The failure of a party hereto to enforce at any time any of the provisions of this Agreement shall in no way be construed to be a waiver of any such provision, nor in any way to affect the validity of this Agreement or any part hereof or the right of any party thereafter to enforce each and every such provision.  No waiver of any breach of this Agreement shall be held to be a waiver of any other or subsequent breach.
13.  Delaware Statutory Trust.

      References in this Agreement to Hennessy Funds Trust mean and refer to the Trustees, from time to time serving under its Declarations of Trust on file with the Secretary of Delaware, as the same may be amended from time to time, pursuant to which they conduct their businesses.  It is expressly agreed that the obligations of Hennessy Funds Trust hereunder shall not be binding upon any of the trustees, shareholders, nominees, officers, agents or employees of the Trust personally, but bind only the trust property of the Trust as provided in said Declaration of Trust.  The execution and delivery of this Agreement has been authorized by the respective trustees and signed by an authorized officer of Hennessy Funds Trust, acting as such, and neither such authorization by such trustees nor such execution and delivery by such officer shall be deemed to have been made by any of them, but shall bind only the trust property of the Trust as provided in such Declaration of Trust.  No series of Hennessy Funds Trust shall be liable for the obligations of any other series.
* * *
[Signatures follow on the next page.]

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be duly executed by its authorized officer.

Hennessy Mutual Funds, Inc., for itself and on behalf of the Hennessy Cornerstone Growth Fund, the Hennessy Cornerstone Mid Cap 30 Fund and the Hennessy Cornerstone Value Fund
Hennessy Funds Trust, for itself and on behalf of the New Funds

/s/ Neil J. Hennessy
  Neil J. Hennessy,
Chief Executive Officer

/s/ Neil J. Hennessy
  Neil J. Hennessy,
Chief Executive Officer

The Hennessy Funds, Inc., for itself and on behalf of the Hennessy Total Return Fund and the Hennessy Balanced Fund
Hennessy SPARX Funds Trust, for itself and on behalf of the Hennessy Japan Fund and the Hennessy Japan Small Cap Fund

/s/ Neil J. Hennessy
  Neil J. Hennessy,
Chief Executive Officer

/s/ Neil J. Hennessy
  Neil J. Hennessy,
Chief Executive Officer

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